Trovagene Appoints Mark Erlander, Ph.D. as Chief Scientific Officer

SAN DIEGO, March 4, 2013 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of transrenal molecular diagnostics, today announced that Mark Erlander, Ph.D., has joined the company as chief scientific officer. Dr. Erlander has more than 18 years of experience directing research teams with a strong focus in oncology-based molecular diagnostics. He has developed multiple novel molecular diagnostic assays from biomarker discovery to test commercialization, notably CancerTYPE ID® and Breast Cancer IndexSM. Dr. Erlander has overseen a significant portfolio of retrospective and prospective clinical studies to establish both clinical validity and utility of these tests.

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As chief scientific officer for Trovagene, Dr. Erlander will direct the clinical development program for the company's portfolio of transrenal and urine-based molecular diagnostic assays. Clinical studies will initially focus on Trovagene's oncogene mutation tests currently in development. Dr. Erlander will also oversee the ongoing clinical program for Trovagene's human papilloma virus (HPV) carrier screening assay.

"As we move toward commercial availability for our urine-based HPV carrier screening and oncogene mutation tests, we are significantly expanding our clinical development capabilities. Mark's expertise will be invaluable in this pursuit," said Antonius Schuh, Ph.D., chief executive officer of Trovagene.

"The promise of urine-based oncogene mutation detection and testing has the potential to be transformative in cancer care," said Dr. Erlander. "The ability to detect oncogene mutation signals in cell free DNA combined with the significant advantage of using urine as a sample represents an intriguing opportunity to improve patient monitoring."

Dr. Erlander previously served as chief scientific officer of bioTheranostics (a bioMerieux company), a molecular oncology diagnostics laboratory based in San Diego. Prior to bioTheranostics, Dr. Erlander was a research fellow at the R.W. Johnson Pharmaceutical Research Institute (Johnson & Johnson). Earlier in his career, he was a postdoctoral fellow in the Department of Molecular Biology at The Scripps Research Institute, La Jolla.

Dr. Erlander holds a BS degree in Biochemistry from the University of California, Davis; a MS degree in Biochemistry from Iowa State University; and a Ph.D. in Neuroscience from the University of California, Los Angeles. He holds 38 issued U.S. patents in the areas of diagnostics, therapeutics and genomic technologies, and is an author of 73 scientific publications with 56 peer-reviewed original articles and 17 review/chapter publications.

CancerTYPE ID® and Breast Cancer IndexSM are registered marks of bioTheranostics, a bioMerieux company.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine. Trovagene is leveraging its intellectual property in oncogene mutations via out-licensing and use of its transrenal technologies to extend oncogene mutation detection using urine as a sample. As a non-invasive and abundant sample, urine may overcome many of the cost and collection challenges associated with biopsy, as well as the volume limitations of blood.

Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myelogenous leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients, as well as other hematologic malignancies.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Contacts

Trovagene, Inc.
Amy Caterina
Investor Relations
+1 (858) 952-7593
acaterina@trovagene.com
http://www.trovagene.com